Exhibit 21

InnovAge Holding Corp.

List of Subsidiaries

As of June 30, 2022

Name	State
InnovAge Holding Corp.	Delaware
TCO Intermediate Holdings	Delaware
Total Community Options, Inc. dba InnovAge	Colorado
InnovAge Investment Holdings, LLC	Delaware
Total Longterm Care Solutions, LLC	Colorado
TCO Western Holdings, LLC	Delaware
TCO Eastern Holdings, LLC	Delaware
Total Community Care, LLC	Colorado
Total Longterm Care, Inc.	Colorado
InnovAge Senior Housing Thornton II, LLC	Colorado
Innovative Care Management, Inc.	Delaware
Seniors! Inc.	Colorado
InnovAge Senior Housing – Thornton (Managing Member), LLC	Colorado
InnovAge California PACE – Sacramento, LLC	Delaware
InnovAge Virginia PACE – Roanoke Valley, LLC	Virginia
InnovAge Virginia PACE – Charlottesville, LLC	Virginia
Senior Life at Home, LLC	Colorado
Senior Life at Home II, LLC	Colorado
InnovAge Senior Housing, Thornton, LLC	Colorado
InnovAge California PACE – Los Angeles, LLC	Delaware
InnovAge Kentucky PACE – Louisville, LLC	Delaware
InnovAge Virginia PACE II, LLC	Virginia
TLC Inland, LLC	Delaware
Continental Community Housing, Inc.	Colorado
InnovAge Home Care – North, LLC	Colorado
InnovAge Home Care – Aspen, LLC	Colorado
InnovAge California PACE – Oakland, LLC	Delaware
InnovAge Florida PACE, LLC	Delaware
InnovAge Florida PACE II, LLC	Delaware
InnovAge Greater Colorado PACE – Loveland, LLC	Colorado
Pinewood Lodge LLLP	Colorado
InnovAge Pennsylvania LIFE, LLC	Pennsylvania